Exhibit 99.1

February 26, 2009

Company Press Release

SOURCE:	CALIFORNIA STEEL INDUSTRIES, INC.

Contact: Kyle Schulty

Manager, Communications

909-350-6024

California Steel Industries Reports Fourth Quarter and Full Year 2008 Results

Fontana, CA. — California Steel Industries, Inc. (“CSI”) today reported record net sales for 2008 of $1.51 billion, buoyed by sales prices which increased significantly during the first nine months of the year, with continued increases realized in fourth quarter sales prices of electric resistance welded (ERW) pipe. Sales tonnage of ERW pipe for 2008 also achieved record results, and a 17 percent increase over 2007 tonnage.

Net sales of $1.51 billion for the year are 18 percent higher than in 2007, which returned net sales of $1.28 billion. Total tons billed, excluding scrap, for 2008 are 1.44 million net tons, down 16 percent from 2007. Net income for the year is $13.3 million, as the Company recorded $135 million in fourth quarter 2008 for writing down inventory to market value as CSI’s inventory values are carried at the lower of cost or market (LCM). Net income for 2008 is significantly higher than the net loss realized in 2007 of $906,000.

Net sales during fourth quarter 2008 were $269.5 million, from shipments of 193,094 net tons, down 9 percent and 53 percent, respectively, from the same period in 2007, during which the Company realized net sales of $297.0 million and shipment levels of 413,143 net tons. The net loss for the period, impacted by the inventory write down, is $76.1 million.

The Company’s average sales price during fourth quarter 2008 was almost twice as high when compared to fourth quarter 2007. The average sales price for the year was 41 percent higher than in 2007.

Shipments of ERW pipe were again at record levels, breaking 2007’s record setting year.

Sales volumes are as follows (net tons):

	Three Months Ended		Year Ended
	12/31/08	12/31/07	12/31/08	12/31/07
Hot Rolled	46,731	190,473	519,155	658,389
Cold Rolled	15,477	43,214	145,958	170,316
Galvanized	55,022	124,479	495,323	657,774
ERW Pipe	75,864	54,977	282,401	241,451

Total	193,094	413,143	1,442,837	1,727,930

“The past year was a year of extremes, not just for CSI but for the entire steel industry,” said Vicente Wright, President and Chief Executive Officer. “We had high expectations during the first half of the year, with strong global steel market conditions. Conversely, third quarter brought about declining conditions that ultimately resulted in a nightmare of a market in fourth quarter, which continues today,” he noted.

Continuing, Mr. Wright said, “The combination of conditions during the year supported increased steel prices in the U.S., but also drove international prices for slab to record levels, impacting our overall results.”

Continued on Page 2

Results for the three and twelve months ended December 31, 2008 and 2007 include $135 million and $957,000, respectively, for the write down of inventory to market value. Results (in thousands, except for billed net tons) are as follows:

	Three Months Ended		Year Ended
	12/31/08	12/31/07	12/31/08	12/31/07
Billed net tons	193,094	413,143	1,442,837	1,727,930
Net sales revenue	$269,462	$297,046	$1,510,613	$1,282,967
Cost of sales	$381,114	$310,282	$1,446,604	$1,252,496
SG&A	$8,016	$6,622	$31,914	$28,478
Operating (loss) income	$(120,049)	$(20,639)	$28,839	$988
Interest expense, net	$2,504	$2,885	$8,823	$10,528
(Loss) income before tax	$(124,031)	$(23,471)	$19,607	$(4,270)
Net (loss) income	$(76,120)	$(12,170)	$13,275	$(906)
Depreciation	$8,265	$8,038	$32,660	$31,270

Cash Flow Information:
Cash flows (used in) provided by:
Operating Activities	$(52,518)	$(2,995)	$62,594	$45,278
Investing Activities	$(22,854)	$(16,347)	$(51,919)	$(42,526)
Financing Activities	$0	$26,500	$(13,425)	$5,317
EBITDA	$(113,262)	$(12,548)	$61,090	$37,528
Add back inventory write down for LCM adjustment	$135,000	$957	$135,000	$957
EBITDA, as adjusted	$21,738	$(11,591)	$196,090	$35,485

Certain amounts for prior periods have been reclassified to conform to current periods.

A reconciliation between cash flows from operations and EBITDA and EBITDA as adjusted will be included in the Company’s Current Report on Form 8-K, together with this press release.

The balance under the Company’s Revolving Credit Agreement was zero as of December 31, 2008, with availability of over $109 million. The Company has a cash balance as of December 31, 2008 of $10.9 million.

Company Information and Forward Looking Statements

California Steel Industries is the leading producer of flat rolled steel products in the western United States (the 11 states located west of the Rocky Mountains) based on tonnage billed, with a broad range of products, including hot rolled, cold rolled, and galvanized sheet and electric resistant welded pipe. Located in Fontana, California, CSI has about 1,000 employees.

This press release contains forward-looking statements within the meaning of the “safe harbor” provisions of the Private Securities Litigation Reform Act of 1995. Actual outcomes and results may differ materially from what is expressed herein. In evaluating any forward-looking statements, please carefully consider factors that could cause actual results to differ materially from the expectations of the company or its management. For a more detailed discussion of these factors, please see the company’s most recent filings with the Securities and Exchange Commission. In particular, we direct your attention to our most recent Form 10-K, in particular Item 1 with respect to the general discussion of factors affecting our business, Item 7 with respect to “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and Item 7A with respect to “Quantitative and Qualitative Disclosures about Market Risk”. The company undertakes no obligation to update the forward-looking statements to reflect subsequent events or circumstances.